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                                                                    EXHIBIT 99.1

           ONYX TO FOCUS EXCLUSIVELY ON SMALL MOLECULE CANCER PROGRAM
     BAY 43-9006 TAKES PRIORITY AS THERAPEUTIC VIRUS PROGRAM IS DISCONTINUED

RICHMOND, Calif., June 11, 2003 - Onyx Pharmaceuticals, Inc. (Nasdaq:ONXX) today announced that the company is further prioritizing the clinical development of BAY 43-9006, a novel anticancer compound expected to enter Phase III clinical testing later this year. Based on encouraging results to date from Phase I and Phase Ib clinical trials, the company, together with its partner Bayer Pharmaceuticals Corporation, intends to pursue multiple clinical paths with BAY 43-9006. As a result, Onyx will discontinue its therapeutic virus program, resulting in a reduction in force of approximately 50 of the company's employees, most of whom were dedicated to the virus program. Following this reduction in force, Onyx's remaining scientific and administrative personnel will be focused on furthering the development of BAY 43-9006. Onyx expects to record a restructuring charge related to this activity in the third quarter of this year. It is estimated that the company will save approximately $4 million on a quarterly basis. However, these savings are expected to be offset by increased clinical development expenses for BAY 43-9006 as the compound enters Phase III testing.

"Though the decision to close our therapeutic virus program was not an easy one, it was an appropriate business action," said Hollings Renton, Onyx's chairman and chief executive officer. "BAY 43-9006 has continued to generate positive data in clinical trials, resulting in some difficult but necessary portfolio management choices."

Mr. Renton continued, "Without a corporate partner in the near term to share the investment needed to make meaningful progress in our therapeutic virus program, we cannot continue to fund this program as well as BAY 43-9006. At this point in time, it is important that we apportion our resources in a way that will most directly advance the commercialization of BAY 43-9006."

According to the codevelopment collaboration between Onyx and Bayer, Onyx funds 50 percent of the development costs for BAY 43-9006. In return, Onyx will share equally in any profits generated in the United States, where the companies can copromote the product. Everywhere else in the world, except Japan, Onyx's share of any profits will be somewhat less than 50 percent since Bayer has exclusive marketing rights. In Japan, Bayer will fund product development, and Onyx will receive a royalty based on any sales.

To date, BAY 43-9006 has been evaluated in hundreds of patients with cancer. Clinical trials include four completed Phase I single agent studies, eight ongoing Phase Ib studies combining BAY 43-9006 with different standard chemotherapies and two ongoing Phase II single agent studies. Final Phase I monotherapy results, along with data from two of the Phase Ib combination studies, were recently reported at the annual meeting of the American Society of Clinical Oncology (ASCO). Onyx and Bayer intend to conduct further clinical testing of BAY 43-9006, including a Phase III study planned for later this year.

Cancer is the second leading cause of death in the U.S. Despite its prevalence, many forms of cancer are inadequately treated with conventional approaches. Due to this large unmet medical
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need, BAY 43-9006 may have significant commercial potential across a number of tumor types -- either as a monotherapy or in tandem with current treatments with chemotherapeutic agents.

"Though we are winding down our therapeutic virus program, I have great faith in the ultimate potential of this novel approach. We are leaving open the option of restarting this program, either directly or in combination with outside investigators," said Mr. Renton. "Our employees have made important scientific progress in this area, and I thank them for their numerous contributions."

ABOUT ONYX PHARMACEUTICALS

Onyx Pharmaceuticals is engaged in the development of novel cancer therapies and has proprietary technologies that target the molecular basis of cancer. The company is developing small molecule drugs, including BAY 43-9006 in codevelopment with Bayer. For more information about Onyx's pipeline and activities, visit the company's website at www.onyx-pharm.com.

This news release contains forward-looking statements regarding expectations as to timing and amount of any restructuring charges; cost savings or clinical development expenses; the company's plans as to the development of BAY 43-9006, including further clinical testing and the timing of such clinical trials; the company's expectations or beliefs of the commercial potential of BAY 43-9006; and its plans with respect to strategic alternatives for its therapeutic virus program. These forward-looking statements involve a number of risks and uncertainties that could cause actual events to differ from the company's expectations. These risks are addressed in the company's periodic reports filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K filed on March 25, 2003 and its Quarterly Reports on Form 10-Q.